UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 11, 2006

MRS. FIELDS FAMOUS BRANDS, LLC
(Exact name of registrant as specified in charter)

DELAWARE	333-115046	80-0096938
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2855 East Cottonwood Parkway, Suite 400
Salt Lake City, Utah 84121-7050
801-736-5600
(Address of Principal Executive Offices and Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEMS 2.06 and 8.01          MATERIAL IMPAIRMENTS AND OTHER EVENTS

TCBY Systems, LLC (“TCBY”), a wholly-owned affiliate of registrant Mrs. Fields Famous Brands, LLC (“Mrs. Fields”), has been notified that on October 11, 2006, CB Americana LLC, the general partner of Americana Foods Limited Partnership (“Americana”), filed an involuntary petition with the United States Bankruptcy Court for the Northern District of Texas, naming Americana as a debtor under chapter 7 of the Bankruptcy Code (the “Involuntary Petition”).

Americana is the principal supplier of TCBY’s frozen yogurt products under an Exclusive Supply Agreement between Americana and TCBY dated November 19, 2002 (the “Supply Agreement”).  The Supply Agreement is attached as Exhibit 10.50 to Mrs. Fields’ Registration Statement on Form S-4 (File No. 333-115046), as amended, filed with the SEC on April 30, 2004.    Production of TCBY products at Americana has ceased in connection with the Involuntary Petition.

TCBY has identified potential replacement suppliers for its proprietary products and is in the process of working with these potential suppliers to accelerate short-term production.  TCBY is also managing the inventory that remains at Americana, as well as inventory at its distributors and its franchisees’ stores.  While TCBY believes it can avoid material shortages or immediate interruption in the supply of its principal products to TCBY franchisees, shortages of some products may occur before replacement suppliers can begin full production.  Further, there can be no guarantee that TCBY will be able to negotiate long-term supply agreements on terms that are similar to or as favorable as those in the Supply Agreement.  Any significant interruption in the supply of TCBY products to franchisees or a material increase in the cost of TCBY products may have a material adverse effect on the TCBY franchise system and Mrs. Fields’ financial performance.

In addition, Americana owes TCBY approximately $600,000 for amounts collected by Americana on behalf of TCBY for product sold and for decreases in the price of commodities that TCBY is entitled to receive from Americana under the Supply Agreement.  TCBY has established a bad debt reserve for the receivable.  TCBY estimates that the bad debt expense will be approximately $600,000 and further believes that the bad debt expense will not result in future cash expenditures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MRS. FIELDS FAMOUS BRANDS, LLC

/s/ Michael Ward
Michael Ward
Executive Vice President and Chief Legal Officer

Date:  October 17, 2006